Exhibit 10.14

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is entered into effective the 16th day of October, 2009 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation (“Company”) and Stephen Bevan Shrewsbury, MD (“Employee”).

RECITALS

A. Whereas, Company and Employee are parties to that certain Employment Agreement dated the 26th day of January, 2009, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

B. Whereas, the Company and the Employee desire to add a provision to the Employment Agreement related to Section 280G of the Internal Revenue Code of 1986, as amended.

Now, therefore, in consideration of the representations, warranties and covenants contained herein, the Company and the Employee agree as follows:

AGREEMENT

1.	Section 23(d)(iv) is hereby added to the Employment Agreement, and shall state in its entirety as follows:

“(iv)	As a result of the uncertainty in the application of Section 280G and 4999 of the Code, it is possible that, despite the limitations on parachute payments provided in this Section 23, amounts may be paid or distributed by the Company to or for the benefit of the Employee under this Agreement or otherwise which are treated as excess parachute payments. In the event that any payments received by the Employee are determined by the IRS to be subject to the federal excise tax under Section 4999 of the Code (the “Excise Tax”), the Company shall pay the Employee as promptly as possible following such determination (but in no event later than the end of the Employee’s taxable year in which the Employee remits the related taxes) an additional amount which may he necessary to reimburse the Employee on an after-tax basis for any Excise Tax that may be imposed on such excess parachute payments and for any interest and penalties related to such Excise Tax that may be imposed by the IRS or a court. In addition, the Company shall indemnify and hold the Employee harmless, on an after-tax basis, from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ and accountants fees) arising out of the imposition on Employee of any Excise Tax.”

2.	In all other respects, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first set forth above.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson	/s/ Stephen Bevan Shrewsbury
Name:	Leslie Hudson, Ph.D.	Stephen Bevan Shrewsbury, MD
Title:	Chief Executive Officer